SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934.

         Date of Report (Date of earliest event reported) March 16, 1994


                     Lincoln Telecommunications Company
             (Exact name of registrant as specified in its charter)

         Nebraska                   2-70020              47-0632436
   (State or other juris-        (Commission             (IRS Employer
   diction of incorporation)     File Number)        Identification No.)

   1440 M Street, Lincoln, Nebraska                            68508
   (Address of principal executive offices)                 (Zip Code)



   Registrant's telephone number, including area code (402) 474-2211




          (Former name or former address, if changed since last report)

   Item 5.   Other Events

             On March 16, 1994, the Registrant issued a press release, the text of which is as follows:

                  "Lincoln Telecommunications Company today announced that due to changes in technology, customer growth and usage demand for cellular services in their respective markets, Lincoln Telephone Cellular and First Cellular Omaha have entered into an agreement with AT&T to purchase digital cellular telephone systems to replace the existing analog systems serving these markets. These digital systems are expected to increase capacity and performance in these markets. The new Omaha and Lincoln systems are expected to be operational in April, 1994 and mid-1995, respectively.

                  The implementation of these system upgrades will cause the early retirement of existing analog equipment prior to the expiration of its anticipated useful life. As a result, Lincoln Telecommunications will, in the first quarter of 1994, write down the value of these assets. This write down is expected to result in a one-time, non-cash reduction of first quarter 1994 earnings of approximately $3.2 million, or $0.10 per share."

                                    SIGNATURE

             Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        LINCOLN TELECOMMUNICATIONS COMPANY



                                        By:     FRANK H. HILSABECK
                                                Frank H. Hilsabeck
                                                President and Chief Executive
                                                 Officer


   Dated:    March 16, 1994